Exhibit 99.7

TRANSLATION FOR INFORMATION PURPOSES ONLY

EUROTUNNEL S.A.

Société Anonyme (limited company) with a share capital of 381 924 631,95 euros

Registered office: 19 boulevard Malesherbes, Paris (8èmè)

334 192 408 RCS PARIS

**********

STATUTS

(By-Laws)

[Dated the 21st February 2006]

TITLE I — NAME — REGISTERED OFFICE — DURATION

Article 1 — Form —

The limited company is formed between the owners of the shares created hereafter and those which may be created subsequently. The said company will be governed by the laws and regulations in force concerning limited companies and by the present statuts.

Article 2 — Object —

The object of the company is to enter into business arrangements through purchase, subscription, contribution or exchange of securities, shares, or any interests whatsoever, with any French or foreign co-contracting parties, in any company the direct or indirect object of which is to construct and operate a cross-Channel Fixed Link between France and Great Britain as well as all other fixed links and, more generally, all the financial, commercial and industrial operations likely to be related to the object above.

Article 3 — Name —

The name of the company is:

"EUROTUNNEL S.A."

Article 4 — Registered Office —

1.
The registered office is at 19 Boulevard Malesherbes, Paris (8ème).

2.
It may be transferred to any other part of the same department or to a neighbouring department by decision of the Board of Directors, subject to confirmation of this decision at the next ordinary general meeting. It may be transferred anywhere else in pursuance of a resolution passed at an extraordinary general meeting.

3.
Administrative offices, branches, offices and agencies may be set up in France and abroad by the Board of Directors which may subsequently transfer them or do away with them as it thinks fit.

Article 5 — Duration —

The duration of the company is fixed at 99 full and consecutive years from the date of its registration at the Trade and Company Register ("Registre du Commerce et des Sociétés") except in case of dissolution or extension as provided for by the present statuts.

TITLE II — CONTRIBUTIONS — SHARE CAPITAL — SHARES

Article 6 — Shareholders —

In view of the common object of the company and of the company EUROTUNNEL PLC and the rights to construct and then operate together the Channel tunnel granted jointly to their respective subsidiaries FRANCE-MANCHE and THE CHANNEL TUNNEL GROUP, the shareholders of the two companies have agreed to participate equally in the capital of the two companies, such that only individuals or corporate bodies who or which will be able to prove that they are also shareholders of EUROTUNNEL PLC will be able to be shareholders of EUROTUNNEL S.A. (and vice versa, only shareholders of EUROTUNNEL S.A. will be able to be shareholders of EUROTUNNEL PLC).

In order to enforce this article which is of the essence of the present statuts, one EUROTUNNEL PLC share will be created for each EUROTUNNEL S.A. share and vice versa, to ensure that each share or share denomination of EURONTUNNEL S.A. is indissolubly twinned with a EUROTUNNEL PLC share or share denomination so as to create a single entity in the form of a "UNIT". This provision does not apply to the shares called "Deferred Shares" created by EUROTUNNEL PLC with the intention of being cancelled so as to permit the reduction of the nominal value of EUROTUNNEL PLC shares. In the event of difference between the nominal value of the shares of each of the two companies, the equality for which provision is made in the preceding paragraph will have to be ensured by every means and inter alia by the setting up of an adjustment premium account which will be distributable only under the same conditions as the capital.

The general meeting of the shareholders will have to extend the principle of the "UNIT" as thus laid down to all transferable securities issued by the two companies, in view of the fact that they will give entitlement, by conversion, exchange, reimbursement, presentation of a warrant or any other manner, to the allotment of securities representing a proportion of the capital of each of the two companies.

The "UNIT" is indivisible with regard to the company (as with regard to the company EUROTUNNEL PLC). Proof of the holding of one unit, which may be held jointly, will be required by the company so as to ensure that all individuals or corporate bodies who or which intend to avail themselves of shareholders' rights have complied with the provisions of the present statuts.

The provisions of this article and all those the aim of which is to ensure its application or those that will be taken to comply with the principles mentioned herein are effective only if the statuts or all other instruments of the same value comprise the provisions required to commit EUROTUNNEL PLC and its shareholders to equivalent obligations and, by laying down such provisions, make it possible to draw a parallel between the rights and obligations of the shareholders of the two companies and between the mode of operation of the companies in their dealings with their shareholders.

Consequently, for as long as the company keeps control of FRANCE-MANCHE, and EUROTUNNEL PLC controls THE CHANNEL TUNNEL GROUP, all the provisions of the present statuts concerning shareholders and shares will apply ipso facto and ipso jure to the "UNITS", it being specified that to this end any issue of shares or of any other transferable securities giving entitlement to shares, will have to be made at the same time as an identical issue by EUROTUNNEL PLC, the sum of the subscriptions collected by the two companies in capital and in share premium (or of relevant subsequent rights) being compulsorily divided between the two companies with a view to increasing their respective capital taking into account the Euro/pound sterling rates of exchange to be agreed between them for each issue.

The two companies, or any other intermediaries authorised for the purpose and chosen by agreement between them as their representatives of common interest for the keeping of the share accounts of the two companies, are alone empowered to deliver to any holder any certificate, title or attestation, specifying inter alia the type and number of "UNITS" held; this is to be done in compliance with the arrangements agreed between the two companies and their intermediaries.

All the provisions of the present statuts shall always be subject to the terms of this article.

Article 7 — Share capital —

The share capital is fixed in the sum of three hundred and eighty one million nine hundred and twenty four thousand six hundred and thirty one Euro and ninety five cents (381 924 631,95 Euro) made up of contributions in cash divided into 2 546 164 213 shares of a par value of zero point fifteen Euro (0.15 Euro) each, fully paid up and forming a single class, each one irrevocably and indivisibly twinned with a share of the same kind of EUROTUNNEL PLC to form a "UNIT" as provided for in article 6 above.

Article 8 — Increase and reduction in share capital

1.
The registered capital may be increased, in one or several stages, by the creation of new shares or by increasing the nominal amount of existing shares, or by contribution in kind or in cash, or by capitalisation of due and payable debts on the company, or by incorporation of profits, reserves or share premiums, or by conversion of debentures, or by any other means, pursuant to a resolution of the extraordinary general meeting. The meeting lays down the conditions governing the increase in capital; it may delegate to the Board of Directors the powers required in order to effect the increase of capital in one or several stages, to lay down the methods of doing so, to record the increase achieved and to proceed with the corresponding modification of the statuts.

2.
Subject to legal exception, the existing capital must be fully paid up before any issue of new shares for cash. Capital increases resolved or authorised by the general meeting must be carried out within the time limits fixed by the law.

3.
If the increase of capital takes place by the issue of shares with premium, this premium will not be considered as profit available for distribution in the same manner as the operating profit; it will be in the form of a supplementary payment over and above the value of the shares and will belong exclusively to all the shareholders, unless it is allocated to a purpose decided upon by the ordinary or extraordinary general meeting.

4.
Preference shares may be issued without the right to vote under the conditions laid down by the law. The company may insist upon the repurchase either of the whole of these shares or of certain categories of them, each category being determined by its date of issue.

5.
The extraordinary general meeting may also decide to reduce the share capital for any reason and by any means, inter alia by reimbursement to the shareholders, repurchase of company shares or exchange of existing share certificates against new ones, of an equivalent or smaller number, with or without the same nominal value and the same numbers and, if necessary, with the obligation of transfer or of purchase of existing shares to permit the exchange, or with the payment of a balance. The general meeting may also delegate all powers to the Board of Directors in order to reduce the capital.

Article 9 — Preferential rights

In the event of an increase of capital by the issue of shares payable in cash and unless the extraordinary general meeting passes a resolution to the contrary under the conditions laid down by the laws then in force, the owners of shares formerly created who have paid the called-up amounts have, in proportion to the amount of these shares, a preferential right to subscribe for new shares. This right will be exercised as laid down by the Board of Directors and within the time limit determined by the latter in compliance with the law. It will be negotiable under the same conditions as the shares during the subscription period

Article 10 — Paying up of shares

1.
All subscriptions for shares for cash must be accompanied by payment of at least one quarter of the nominal value of the shares subscribed and, if appropriate, the total value of the share premium. The rest is payable in one or several stages at the times and in the proportions which will be set by the Board of Directors in accordance with the law and in so far as the management of EUROTUNNEL PLC will call for funds similarly, under the same conditions, to pay up the EUROTUNNEL PLC shares. The calls for funds are brought to the attention of the shareholders at least fifteen days before the date fixed for each payment, either by registered letter with acknowledgement of receipt, or by means of a notice inserted in a legal gazette in the area of the registered office.

2.
If the shares are not paid up on the expiry of the time limit set by the Board of Directors, the sums payable will give rise to interest for delay ipso jure and without need to institute legal proceedings or to give formal notice. The interest will be calculated day by day from the date on which payment is due at the legal rate of interest plus two points.

  If some of the shares have not been paid up for the amounts due within the time limit set when the funds were called up, one month after the date of a special formal individual notice sent by the company to the defaulting shareholder in the form of a registered letter with request for acknowledgement of receipt, the said shares will cease to give entitlement to admission and to voting at shareholders' meetings and will be deducted when calculating the quorum. The right to dividends and the preferential right of subscription will be suspended.

  If the shareholder pays up the sums due in principal and interest, he may request the payment of the dividends that are not barred but he may not exercise a preferential right to subscribe for a capital increase after the expiry of the time limit laid down for exercising this right.

  If the shareholder has not paid the sums due on his shares on the expiry of a thirty-day period from the date of the formal notice for which provision is made above, the company will be able to offer them for sale. To this end, the company must:

  •
  publish the numbers of the shares offered for sale in a legal gazette in the department of the registered office;

  •
  inform the debtor and, if appropriate, the subscriber and the successive transferees of the offer for sale, by registered letter indicating the date and number of the gazette in which the publication has been made.

  It is stipulated that the sale will not be able to take place less than fifteen days after the dispatch of the second aforementioned registered letter and therefore in all less than forty five days after the formal notice has been sent to the defaulting shareholder.

  There will then be no further obstacles to the sale which will be carried out in accordance with legal provisions, without any judicial authorisation, at auction, by a stock broker or a notary. As a result of the sale of the shares not paid up, the defaulting shareholder's registration will be cancelled ipso jure; the purchaser will be registered in the company accounts and will be able to request a certificate of ownership indicating the paying up of the amounts called up; the proceeds from the transfer will revert to the company to the amount of the sum which was due in principal and interest by the defaulting shareholder, and in reimbursement of the costs incurred by it to effect the sale; the defaulting shareholder, however, will remain a debtor or will benefit from any balance. If he remains a debtor, proceedings may be instituted against him within a period of ten years; the purchaser will enjoy the rights attached to the shares, from the date of transfer of ownership, and will be bound to make further payments not yet called up.

  Action against a defaulting shareholder will only be undertaken to the extent that the management of EUROTUNNEL PLC will have the power to apply a procedure against the defaulting party with the same result.

  It is stipulated at this point that in view of the link created between each EUROTUNNEL S.A. share and EUROTUNNEL PLC share to form a UNIT, any forced sale due to the defaulting of a shareholder in the paying up of his shares (and therefore his UNITS) will necessarily relate to the UNITS not paid up and not only to the shares in EUROTUNNEL S.A. included in the UNITS, such that the link forming the UNITS is maintained by the purchaser(s).

  The company may also take personal action at law against the defaulting shareholder and, if appropriate, against the previous owners of the shares not paid up, either before or after the sale or when the latter is taking place.

Article 11 — Form and conditions of validity of shares

1.
The shares of the Company, twinned in Units with the shares of EUROTUNNEL PLC and fully paid up in respect of all payments due, will be in registered or bearer form.

2.
The shares in registered form may, at the choice of their holder, be registered either in France or in Great Britain.

2.1.
In France, the shares in registered form will be recorded in a registration book ("Registration Book"), held either directly by the Company or by its agent. The rights of a holder of French-registered shares are determined by the entry in the Registration Book. Any request for registration and/or any request for registration in the Registration Book will be regulated by the conditions of registration in force at the relevant time between the Company and its agent.

2.2.
In Great Britain, the shares in registered form are recorded in a register held either directly by the Company, or by its agent. The rights of a holder of these shares are determined by the entry in the register.

    In respect of shares in EUROTUNNEL PLC, for which the securities settlement and delivery system used in Great Britain is the CREST system, or such other securities settlement and delivery system that EUROTUNNEL PLC would decide to adopt, the holders of shares registered in Great Britain who opt for the dematerialisation of their twinned securities may only, subject to any future amendments to British legislation, hold their shares:

    a)
    directly, if they are themselves members of the CREST system ("CREST Members") or if they are affiliated to CREST as "Sponsored Members", in such a way as to be able to benefit from the services of a CREST Member; or

    b)
    indirectly, through a CREST Member. In this case, and subject to articles L.228-1 to L.228-3-4 of the "Code de Commerce" only the CREST Member will be registered in the register as holder of the shares and, will exercise the rights of shareholders, in particular, in General Meetings;

    The procedures for the settlement, transfer and delivery of shares will follow those applicable to the shares in EUROTUNNEL PLC, with which they are twinned (and which are held in the same form), in such a way as to respect the principle of the unit. Every transfer of a EUROTUNNEL PLC share in dematerialised registered form will carry with it the correlating transfer of the EUROTUNNEL S.A. share with which it is twinned, notwithstanding any time delay in entering the said transfer in the register as a result of different securities settlement and delivery systems being used in respect of said shares.

3.
The shares in bearer form are deposited with the body responsible for the clearance of securities. Transfers are carried out by crediting and debiting the appropriate accounts of institutions affiliated to this body.

  Outside France, to the extent permitted by applicable law, and where no decision is taken to the contrary by the Board of Directors, shares may take direct bearer form. A bearer certificate grants the bearer the right to the shares specified on the certificate. Ownership of direct bearer securities (including the numbered coupon(s) which are attached) is passed by delivery.

4.
The certificates and other such documents of title may be signed and delivered by the person assuming the general management of the company pursuant to Article 22 herein or any other person to whom the chairman has delegated powers in accordance with the conditions set out in the penultimate paragraph of Article 6.

Article 12 — Transfer and indivisibility of shares

1.
The transfer of shares which constitute UNITS and of all other transferable securities issued by the company is carried out by registration of the transfer, in the case of registered shares and subject to specific provisions as defined in article 11-2.2, and by transfer from one account to another or handing over, in the case of bearer shares, as appropriate.

  Such transfer will, in each case, have to be carried out at the same time as the registration of the transfer of ownership of the corresponding share in EUROTUNNEL PLC.

2.
The shares may be freely traded in accordance with the provisions of article 6 above.

  In the case of all trading for cash or credit in France through a stock broker, or abroad on an equivalent stock exchange market, company shares may be offered or transferred only as part of "UNITS".

3.
Holders, intermediate transferees and subscribers are jointly and severally liable to pay the amount owing on shares not paid up. All subscribers or shareholders who have made a transfer, cease being liable two years after the dispatch of the transfer instruction, for the payments not yet called up.

4.
Shares, and in accordance with article 6 above, "UNITS", are indivisible with regard to the company.

5.
Whenever it will become necessary to hold several existing shares, and therefore as many "UNITS", to exercise any right, or in cases of exchange or assignment of securities as a result of operations such as: reduction of capital, increase of capital by incorporation of reserves, grouping or division of shares, amalgamation, etc., giving entitlement to a new security against the return of several existing shares, the securities which are isolated or the number of which is smaller than that required will not give their bearers any rights against the company, it being the personal responsibility of the shareholders to effect the grouping and, if need be, the purchase or sale of the number of securities required.

6.
The heirs, representatives, beneficiaries or creditors of a shareholder may not, under any pretext, call for the affixing of seals on the property and documentation of the company, demand its division or sale by auction, nor interfere in any way in its management. In order to exercise their rights, they must refer to the company books and to resolutions passed by the general meeting.

Article 12 bis — Rights of shareholders- Identification of shareholders

1.
Rights of Shareholders

  Each share carries an entitlement in the ownership of the company assets and in the distribution of the profits to an interest equal to the proportion of the capital it represents, taking the following into account, if appropriate; the capital which is amortised and not amortised, paid up or not paid up, the nominal amount of the shares, the rights attached to shares of various categories or which carry special benefits. Subject to these factors, each share carries an entitlement during business or in the event of liquidation, to payment of the same sum for any distribution or reimbursement, incorporating without distinction between all the shares of the same category all tax exemptions and all taxation to which the company may be subject.

2.
Identification of Shareholders

  The company is entitled to ask the body responsible for the clearance of securities for the identity of its shareholders as provided for in the legal and statutory provisions in force (article L.228-2 et seq. of the "Code de Commerce"), i.e. the name, or the company's name in the case of a corporate body, the nationality, the address, the number of shares held by each shareholder, where appropriate any restrictions affecting such shares, the year of birth of the holder, or the date of its incorporation in the case of a corporate body.

Article 12C — Declarations in the event of crossing thresholds for holdings

Any individual or corporate body acting alone or with others who comes to hold directly or indirectly through companies which he or it controls under the terms of article L.233-3 of the "Code de Commerce", 3% or more of the capital, then any additional tranche of 1%, must inform the company of the total number of shares he or it holds in each category, by registered letter with acknowledgement of receipt, within 15 days of the date on which the threshold was exceeded.

This declaration must also be made within the aforementioned period when the holding falls below each tranche of 1% then below the aforementioned threshold of 3%.

If the shareholder fails to comply with the obligation to provide information as specified in the two preceding paragraphs and article L.233-7 of the "Code de Commerce", the shareholder will lose the right to vote associated with the securities in excess of the relevant threshold, under the conditions and within the limits laid down by the law:

  •
  at the request of one or more shareholders (or holders of investment certificates) holding at least 3% of the share capital in the case of the thresholds of 3% and 4% being exceeded as defined above,

  •
  ipso jure in the case of exceeding the thresholds as defined in the first paragraph of article L.233-7 of the "Code de Commerce".

Article 13 — Debentures — Warrants

1.
Subject to the capital being fully paid up, the company will be able to arrange loans by the issue of debentures with or without guarantee or pledge on the transferable securities forming part of the company's assets and with or without mortgage on the company's real property.

2.
Loans by way of creation of debentures, whether secured or not, must be approved by resolution in ordinary general meeting which, however, may delegate to the Board of Directors the required powers to proceed with the issue, in one or several stages, within a five year period, and may set out the terms governing this. However, only the extraordinary general meeting shall be competent to decide on the issue of debentures convertible into shares or, if the shares come to be quoted, debentures exchangeable against shares.

3.
The form of the debentures shall follow the same regime as that of the shares.

4.
The Company may also issue warrants and warrants with loan notes attached as well as any composite transferable securities, in accordance with legal and statutory regulations, provided that they are twinned with identical securities issued by EUROTUNNEL PLC, to form "UNITS" subject to the same conditions as the share units.

TITLE III — ADMINISTRATION OF THE COMPANY

Article 14 — Board of Directors

1.
The company is administered by a Board with a minimum number of three and a maximum number of eighteen members, chosen from amongst the shareholders and appointed by the general meeting.

2.
Corporate bodies may be appointed to the Board. When appointed, corporate bodies must nominate a permanent representative who must comply with the same conditions and obligations and who bears the same responsibilities as if he were a director in his own name, without prejudice to the responsibility borne by the corporate body which he represents.

3.
A salaried employee of the company may not be appointed director unless his employment contract corresponds to an actual position; such persons will not lose the benefit of their employment contracts. The number of directors linked to the company by an employment contract may not exceed one third of the number of directors in office.

Article 15 — Directors' qualification shares

1.
Each director must own at least one share throughout the duration of his office.

2.
If a director does not own the number of shares required on the date of his appointment, or he ceases to be an owner of the requisite number during his period of office, he is considered to have resigned if he has not rectified the situation within three months.

Article 16 — Term of office of directors

1.
The term of office for a director is three years. It ends following the shareholders' ordinary general meeting held to approve the accounts of the previous financial year during the third year following the year of the appointment.

  As a special rule, relating to this company, any director who stops being a director of EUROTUNNEL PLC for whatever reason, will be considered to have resigned from office on the date that his functions ceased at EUROTUNNEL PLC without any right to compensation.

2.
Any outgoing member may be re-elected. Notwithstanding the foregoing provisions, the number of directors, whether individuals or permanent representatives of corporate bodies, who are over 65 years of age may not exceed one third (rounded up to the next whole number, if appropriate) of the number of directors in office; at the end of each annual ordinary general meeting called to approve the company accounts, where the number exceeds one third, the oldest director concerned is deemed to have resigned.

Article 17 — Appointment of additional directors

1.
If, as a result of death or resignation, a director's seat becomes vacant between two general meetings, the Board may provisionally appoint a replacement.

2.
If only two directors remain in office, a general meeting must immediately be convened by them in order to complete the Board.

3.
Provisional appointments of directors are subject to ratification by the shareholders at the next ordinary general meeting, failing which, the decisions made and actions taken previously by the Board remain valid nonetheless.

4.
A director appointed to replace another remains in office only for the period remaining of the term of office of his predecessor.

Article 18 — Board committee and chairman

1.
The Board of Directors appoints a chairman from among its members who carries out his duties throughout his term of office as director, unless the Board has stipulated a shorter period. The chairman must be an individual who may be dismissed at any time by the Board.

  The chairman of the Board of Directors represents the Board of Directors. He oversees and organises the work of the Board, for which he is accountable at general meetings. He sees to it that the company is properly managed and ensures, in particular, that the directors are able to fulfil their mission.

  The age limit for carrying out the duties of chairman of the Board of Directors is fixed at 70 completed years. The chairman will hold office until the date of the ordinary general meeting held to approve the accounts for the financial year during which the chairman will have reached the age limit. However, the Board may keep the chairman in office or renew his term for a maximum of five one-year periods.

2.
If he is temporarily unable to fulfil his duties or in the event of his death, the Board of Directors may appoint a director to fulfil the chairman's duties. If the chairman's absence from office is to be temporary, such appointment must be made for a limited period of time. In the event of the chairman's death, this appointment remains in force until the election of a new chairman.

3.
If the chairman or the director appointed as his deputy is absent, the board of directors appoints as chairman for each meeting the director present who is responsible for chairing the meeting in question.

4.
The Board may also appoint a secretary who need not to be a shareholder.

5.
The chairman and the secretary may always be re-elected.

6.
The Board of Directors fixes the remuneration of the chairman.

Article 19 — Board Proceedings

1.
The Board of Directors meets as often as the interests of the company require, convened by the chairman or by the director appointed, if necessary, to replace him. It meets either at the registered office or at any other place indicated by the convening party. However, directors forming at least one third of the Board members may convene a Board meeting, indicating its agenda, if the Board has not met for over two months. The Directeur Général (Chief Executive) can also request that the chairman convene a Board meeting with a specific agenda.

2.
An attendance register is kept which is signed by the directors attending the meetings and which, if applicable, states that directors have participated by videoconference.

3.
Any director may, in writing, empower one of his colleagues to represent him at a Board meeting. However, each director may represent only one of his colleagues.

4.
At least half of the directors in office must be present at the meeting for the resolutions to be valid. Except where the resolution relates to the choice of the exercise modalities of the general management, decisions are made according to the majority of the votes of the members present or represented, the chairman having no casting vote. Directors who participate in the Board meeting by videoconference are taken to be present for the calculation of quorum and majority. This provision does not apply for decisions listed under articles L.225-47, L.225-53, L.225-55, L.232-1 and L.233-16 of the "Code de Commerce".

5.
Valid proof for third parties of the number of directors in office and of their presence or representation at a meeting is provided merely by the indication of the names of the directors present, represented, excused or absent, in the minutes of each meeting and in any relevant extract thereof.

6.
The Board of Directors may appoint one or several censeurs, up to a maximum of eight persons from the body of shareholders or from outside it for a term to be fixed by the Board at the time of appointment.

  The Board of Directors determines the possible remuneration of the censeur(s).

  The censeur(s) attend(s) all Board meetings in an advisory capacity on all matters under discussion which are referred to him/them; however his/their absence or the absence of one of them does not affect the validity of the resolutions of the Board of Directors.

  In particular, the censeur(s) has/have a duty to monitor the due implementation of the statuts and to give opinion and advice in the form of a written report or otherwise at the request of the Board of Directors on any matters determined by the latter.

Article 20 — Minutes

1.
The proceedings of the Board are noted in minutes mentioning the required references and drawn up on a special register kept at the registered office, classified and initialled by a judge of the commercial court ("Tribunal de Commerce") or of the court of first instance ("Tribunal d'instance") or by the mayor of the commune or deputy mayor, in conventional form and with no costs.

  However, the minutes may be drawn up on separate consecutively-numbered sheets, initialled as provided for in the previous paragraph and stamped by the initialling authority. As soon as a sheet has any text on it, it must be attached to those previously used. The addition, removal, substitution and transposition of sheets is prohibited.

2.
The minutes of each meeting are signed by the chairman of the meeting and by at least one director. If the chairman of the meeting is absent, the minutes are signed by at least two directors.

3.
Copies or extracts of these minutes may be validly certified by the chairman of the Board, the Directeur Général (Chief Executive), or a Directeur Général Délégué (Managing Director), the director appointed temporarily to act as chairman or a proxy given powers for this purpose.

  During liquidation, these copies or extracts are certified validly by one liquidator.

Article 21 — Powers of the Board of Directors

The Board of Directors determines the business orientations of the company and oversees their implementation. Except where powers are expressly given to shareholders in general meeting and subject to the company's objects, the Board addresses any issue concerning the proper running of the company and determines through its resolutions the matters which concern the company. The Board carries out all necessary controls and verifications that it deems appropriate.

The Board of Directors may also decide to set up committees to study matters that may be submitted to them for their opinion by the board itself or by its chairman. The composition of such committees and their tasks are determined by the board which is responsible for their activities and also for the remuneration of their members if appropriate.

Article 22 — General management — powers

1.
The general management of the company is the responsibility of the chairman or any other individual appointed by the Board of Directors and given the title of Directeur Général (Chief Executive). The Board of Directors chooses between these two models for the exercise of the general management. The decision to change the model of general management is taken by the Board of Directors by a majority equal to at least half of the members plus one. Shareholders and third parties will be informed of this choice as prescribed by decree of the "Conseil d'Etat". When the general management is assumed by the chairman, the provisions below which relate to the Directeur Général are applicable to him. The Board of Directors fix the term of the office of Directeur Général except that, if the Directeur Général is also a director, it can not exceed the length of his term in such office.

2.
The Directeur Général (Chief Executive) is given the widest powers to act in the company's name within the scope of the company's objects and subject to the powers granted expressly by law to shareholders in general meeting and to the Board of Directors. He represents the company in its dealings with third parties. The company is committed vis-à-vis third parties by actions of the Directeur Général even outside the company's objects, unless the company proves that such third parties knew that his actions were not within the company's objects or that such third parties could not ignore it under the circumstances provided however that the publication of these statuts alone is not sufficient to constitute such proof. The decisions of the Board of Directors limiting the powers of the Directeur Général are not invocable against third parties.

3.
Upon a proposal by the Directeur Général (Chief Executive), the Board may appoint one or several individuals (limited to five) charged with assisting the Directeur Général and to be given the title of Directeur Général Délégué (Managing Director).

  The duration of the powers granted to the Directeurs Généraux Délégués is determined by the Board of Directors in agreement with the Directeur Général.

  In the event of death, resignation or dismissal of the Directeur Général, the Directeurs Généraux Délégués shall remain in office and continue to fulfil their duties until a new Directeur Général is elected, unless the Board decides otherwise.

  The age limit for the office of Directeur Général and Directeur Général Délégué is 65 completed years.

  The Directeur Général can be dismissed at any time by the Board. Directeurs Généraux Délégués can be similarly dismissed on the proposal of the Directeur Général. If the dismissal is made without just cause, this can give rise to damages, except where the Directeur Général is also the chairman of the Board of Directors.

  The Board of Directors, in agreement with the Directeur Général determines the extent of the powers entrusted to the Directeurs Généraux Délégués. However, with regard to third parties, the Directeurs Généraux Délégués have the same powers as the Directeur Général.

4.
The remuneration paid to the Directeur Général and the Directeurs Généraux Délégués is fixed by the Board of Directors.

5.
The Directeur Général or the Directeurs Généraux Délégués can, within the limits of the law in force, delegate powers that they judge appropriate, for one or more defined objects, to all proxies, even to persons outside of the company, either individually or collectively working in a committee or commission. These powers can be permanent or temporary, and may or may not include the power of substitution.

6.
Documents concerning the company are signed by the Directeur Général, by a Directeur Général Délégué or by any other proxy empowered for this purpose.

Article 23 — Agreements between the company and its Directors or Directeurs Généraux

1.
All agreements entered into, whether directly or through an intermediary, between the company and the Directeur Général or one of the Directeurs Généraux Délégués, one of its directors, one of its shareholders holding a proportion of voting rights of more than 5% or, if such shareholder is a company, the company which controls (as defined in article L.233-3 of the "Code de Commerce") such shareholder, are subject to the prior approval of the Board of Directors and the approval of the ordinary general meeting under the conditions laid down by the law and regulations. The same shall apply to agreements in which one of the individuals above is indirectly interested.

2.
Equally, agreements between the company and another company, shall be submitted for prior approval, if the Directeur Général, one of the Directeurs Généraux Délégués, or one of the directors of the company is the owner, partner with unlimited liability, managing director, member of the supervisory Board or more generally an executive manager of such other company.

  The interested party should inform the Board as soon as he becomes aware of such an agreement. He may take no part in the vote on the requested authorisation.

3.
The provisions of paragraphs 1 and 2 above do not apply to agreements concerning the company's ordinary day-to-day transactions arranged under normal conditions. However, these agreements should be drawn to the attention of the chairman of the Board of Directors by the interested party. The members of the Board of Directors and the "Commissaires aux Comptes" (statutory auditors) should be informed by the chairman of the list and the object of these said agreements.

4.
The chairman of the Board of Directors informs the Commissaires aux Comptes of the agreements that have been authorised within one month of the date on which they were concluded and submits them for the approval of the general meeting.

  When the performance of agreements that have been entered into and authorised during earlier financial years has continued during the preceding financial year, the statutory auditors must be informed of the same within one month of the close of the financial year.

5.
Directors, other than corporate bodies are not permitted to arrange loans from the company under any form, obtain an overdraft from it through a current account or otherwise, or request the company to guarantee or endorse their commitments towards third parties. Breach of this provision will render such loans; overdrafts, guarantees or endorsements null and void. The same also applies to the Directeur Général and the Directeurs Généraux Délégués and permanent representatives of corporate bodies who are directors, as well as to the spouses, ancestors and descendants of the individuals listed in this paragraph and to all connected persons.

Article 24 — Remuneration of directors

Apart from any exceptional remuneration that they might be allocated for functions for which a salary is paid or for tasks or particular duties, directors may be paid attendance fees, the amount of which is fixed by the general meeting and is maintained until a decision is made to the contrary. The Board divides these attendance fees amongst its members as it thinks fit.

TITLE IV — CONTROL

Article 25 — Commissaires aux Comptes (Statutory auditors)

1.
The shareholders' ordinary general meeting appoints one or several statutory auditors and one or several deputy statutory auditors under the conditions and for the purposes laid down by law. If the company has to publish its consolidated accounts, two statutory auditors and two deputies at least will have to be appointed.

2.
The statutory auditors are appointed for six financial years; their term of office ends with the general meeting which decides on the accounts of the sixth financial year.

3.
The statutory auditors may be re-elected indefinitely.

4.
Their remuneration is fixed as determined by decree.

5.
The statutory auditors must be convened to the Board meeting at which the accounts of the past financial year are determined as well as to all shareholders' meetings.

TITLE V — GENERAL MEETINGS

Article 26—General Rules

1.
Shareholders meet at general meetings that are said to be "extraordinary" when the decisions they are called upon to make concern amendments to the statuts, and are said to be "ordinary" in all other cases.

  The annual ordinary general meeting must be held during the six-month period following the close of each financial year, subject to extension of this period by judicial decision.

2.
General meetings are convened by the Board of Directors, failing which they may also be convened by the statutory auditors or by court-appointed agent at the request of any interested party in urgent cases or of one or several shareholders who together own at least 5% of the share capital or by an association of shareholders who meet the conditions fixed by article L.225-120 of the Code du Commerce.

3.
General meetings shall be held at the registered office or at any other place in France or abroad.

4.
The notices convening general meetings are published at least fifteen days in advance in a legal gazette in the area of the registered office and in the Bulletin des Annonces Légales Obligatoires. Holders of registered shares are convened by ordinary letter or, at their request and their expense, by registered letter or, if applicable, by telecommunication subject to the conditions set out in article L.120-1 of the Code du Commerce.

  If the general meeting is prevented by absence of the required quorum from passing resolutions validly, a second meeting shall be convened under the same conditions as the first one, and the convening notice must mention the date of the first. The notice period, however, is shortened to six days.

  Shareholders who have been owners of registered shares for at least one month at the date of publication of the convening notice, are convened to all meetings by ordinary letter or, at their request and at their expense, by registered letter or else by telecommunication subject to the conditions set out in article L.120-1 of the Code du Commerce.

5.
Any meeting that has not been convened according to the rules may be cancelled. However, it will not be considered void if all the shareholders were present or represented.

6.
The convening notice must contain the various references required by the law and regulations, including the agenda for the meeting.

  The meeting cannot discuss matters that do not feature on its agenda; however, during the course of a meeting, shareholders can, in all circumstances, dismiss one or several directors and proceed to appoint replacements.

  Subject to the right of the shareholders to request that draft resolutions be put on the agenda for the meeting, in accordance with legal and statutory requirements, the agenda is drawn up by the convening party. It may not be modified upon second convening.

7.
All shareholders may take part in general meetings, irrespective of the number of shares they hold, provided that the sums due on these have been paid up.

  In order to be entitled to attend or to be represented at a meeting, the certificate must have been filed or the shareholder must have been registered on the company's registers two days before the date of the meeting. However, the Board of Directors has the right to reduce this time limit as a general measure.

8.
A shareholder may be represented only by his spouse or by another shareholder. However, all owners of securities mentioned in the 3rd paragraph of article L.228-1 can be represented in accordance with the provisions of article L.228-3-2 by way of registered intermediary.

  A proxy is empowered for one meeting only. However, the authorisation may be given for two meetings, one ordinary, the other extraordinary, which are held on the same day or within a period of fifteen days.

  A proxy given for one meeting is valid for successive meetings convened with the same agenda. A representative named on the proxy form may not arrange to be replaced by another person.

  The documents enumerated in the legislative and statutory text in force must be attached to all proxy forms sent to shareholders.

  The proxy must be signed by the shareholder represented and give his name, usual forename, address, the number of shares he holds and the number of votes attaching to these shares.

  The intermediary mentioned in article L.228-1 can, by virtue of a general mandate with respect to the management of the securities, notify the vote or transfer the power to vote on behalf of the owner of the shares at general meeting, as set out in the 3rd paragraph of article L.228-1.

  Any shareholder may vote by post under the conditions and within the time periods laid down by law using a form compiled by the company and sent to the shareholders who request this and on condition that these forms reach the company two days before the meeting.

  In addition, any shareholder, if the Board so provides on convening the meeting, can attend and vote at the meeting by video conference or by any method of telecommunication which permits them to be identified, subject to the conditions and following the procedures set out by decree of the Conseil d'Etat.

9.
The meeting is chaired by the chairman of the Board of Directors or, in his absence, by the longest-serving director present at the said meeting. If a meeting is convened by the statutory auditors, a legally appointed representative or by the liquidators, it is chaired by the convening party or by one of the convening parties.

  The duties of tellers are carried out by the two members present at the meeting with the highest number of votes who are willing to accept the said duties.

  The committee appoints a secretary who need not be a shareholder.

10.
An attendance sheet must be kept under the conditions provided for by the law and regulations.

  The attendance sheet, duly signed by the shareholders present and the proxies, is to be certified true by the committee.

11.
Voting is by secret ballot when this is requested by the committee or by members of the meeting representing more than half of the capital represented at the said meeting.

12.
For all meetings, the quorum is calculated on the basis of all the shares forming the share capital after deduction of those deprived of the right to vote by virtue of legislative or statutory provisions.

13.
Each member present at the meeting has as many votes as he possesses and represents "UNITS" and therefore shares in the company, both in his own name and as proxy, without limitation.

  For shares subject to a third party beneficial interest, the beneficiary is entitled to vote at all the meetings.

  Joint owners of shares must be represented by one amongst them or by a single representative.

14.
The proceedings of the general meetings are recorded in minutes containing the required references, drawn up under the conditions of article 20-1 above, and signed by the committee members.

  Copies or extracts of such minutes may be validly certified either by the chairman of the Board of Directors or by a director acting as chief executive or by the secretary of the meeting. In the case of liquidation, they may be validly certified by the liquidator.

15.
Shareholders exercise their right of communication and of copy under the conditions provided for by the law and regulations.

Article 27 — Ordinary General Meetings

1.
The ordinary general meeting hears the reports of the Board of Directors and the statutory auditors; it deliberates and rules on all questions relating to the annual accounts and the consolidated accounts of the past financial year; it appoints, replaces and re-elects the Board members and the statutory auditors; ratifies the provisional appointments of Board members made by the Board; lays down the amount of the Board's attendance fees and, more generally, considers and makes absolute decisions on all matters in the company's interests which are not required to be made by extraordinary general meeting.

2.
The annual ordinary general meeting approving the accounts for the preceding financial year may grant to each shareholder for all or part of the dividend to be distributed an option of payment of the dividend in cash or payment in shares.

3.
An ordinary general meeting may proceed if the members present represent at least one quarter of the shares having voting rights.

  Failing this quorum, the general meeting is reconvened; the second meeting may proceed validly irrespective of the number of shares represented, but only on matters on the agenda of the first meeting.

4.
Resolutions are passed by a majority of the votes of the shareholders who are present or represented.

Article 28 — Extraordinary General Meetings

1.
An extraordinary general meeting may amend all the provisions of the statuts:

a)
provided it does not change the nationality of the company except in cases stipulated by law, nor increase the shareholders' commitments,

b)
and provided that any amendments to be made to the statuts do not affect the "UNIT" system, as specified in article 6 above. All decisions in this connection will be conditional upon a decision of the same nature taken by the shareholders of Eurotunnel PLC as evidenced by the minutes of an extraordinary general meeting certified true by the competent authority of that company within a period of three months.

    Subject to the above, it may, inter alia, increase or reduce the share capital, modify the company's object, change the corporate name, extend the company's duration or resolve on its early dissolution, or transform the company into any other form of company, amendments not being limited to the foregoing.

2.
An extraordinary general meeting may proceed validly only if the shareholders present or represented own at least one third of the shares having voting rights upon first notice and one quarter of the same upon second notice. Failing this quorum, the second meeting may be postponed to a date no later than two months after the date on which it was convened.

3.
Resolutions of the extraordinary general meeting are passed by a majority of at least two thirds of the votes held by the shareholders present or represented.

4.
Notwithstanding the above provisions, the extraordinary general meeting resolving to increase capital by incorporation of reserves, profits or share premiums is subject to the conditions concerning quorum and majority as required for ordinary general meetings.

TITLE VI — COMPANY BOOKS — PROFITS — RESERVES

Article 29 — Annual Accounts

1.
The company's financial year starts on the 1st January and ends on the 31st December of each year.

2.
At the close of each financial year, the Board of Directors draws up, in accordance with the legal and statutory provisions in force, a list of the assets and liabilities of the company, the balance sheet, the profit and loss accounts and a schedule. It also draws up the consolidated accounts.

3.
The balance sheet, the profit and loss account and the schedule are drawn up in the same form for each financial year following the same methods of valuation used in previous years. Except for exceptional changes occurring in the company's situation, the valuation methods remain fixed from one financial year to another. On this basis, modifications must described and justified in the schedule. They must also be mentioned in the directors' management report and in the statutory auditors' report.

4.
Even if the profits are non-existent or inadequate, necessary reserves and depreciation must be provided for to ensure that the annual accounts are consistent and genuine and give a true picture of the company's financial situation and results.

5.
Two copies of the annual accounts relating to the past financial year must be filed at the record office of the commercial court ("Greffe du Tribunal de Commerce") within one month of their approval by the meeting, together with the documents required by law. If approval is refused, a copy of the resolution of the meeting must be filed within one month of the date of the meeting.

Article 30 — Determination and distribution of profits

1.
The net revenues resulting from the financial year, after deduction of the overheads and all other company expenses, including depreciation and reserves, form the profits of the company.

2.
At least five per cent is first deducted from the profits as decreased by former losses, if any, to form the reserve fund as laid down by law. This deduction ceases to be compulsory when the reserve fund has reached a sum equal to one tenth of the share capital; it starts again if, for any reason, the reserve falls to a level below one tenth.

3.
The distributable profits are made up of profits of the financial year, less former losses and less the sums to be transferred to reserves, in accordance with the law or the statuts, and plus any profit carried forward.

  The profit that is to be distributed, after deduction by the general meeting of the sums to be carried forward or to be allotted to reserve funds, is distributed among the shareholders pro rata, i.e. in proportion to the interests they hold in the capital.

4.
The ordinary general meeting may also resolve to distribute sums withdrawn from optional reserve funds.

5.
The modes of payment of dividends are laid down by the general meeting or, failing this, by the Board; payment must be made, however, within a maximum time limit of nine months after the close of the financial year, unless this time limit is extended by judicial decision. Dividends may validly be paid to bearers of securities or coupons in accordance with the law in force.

TITLE VII — EXTENSION — DISSOLUTION — LIQUIDATION

Article 31 — Extension

1.
The Board must convene an extraordinary general meeting of the shareholders, at least one year before the expiry date of the duration of the company, for the purpose of deciding on its extension.

2.
If this is not done, any shareholder may, if, fifteen days after formal notice is sent to the chairman of the Board by registered letter with request of acknowledgement of receipt, response is not forthcoming, petition the court for the appointment of a representative to be responsible for convening such meeting.

Article 32 — Dissolution

1.
The early dissolution of the company may be resolved upon at any time by an extraordinary general meeting, under the formal condition that the same resolution is made by EUROTUNNEL PLC.

2.
If the equity of the company falls to less than half its share capital due to losses as shown in the accounting documents, the Board of Directors is bound to convene an extraordinary general meeting within four months of the approval of the accounts which revealed such losses, for the purpose of deciding whether it is appropriate to declare the dissolution of the company.

  If the meeting does not elect dissolution, the company is bound, within the time limit laid down by law, to decrease its capital by an amount at least equal to that of the losses that could not be charged to reserves if, within the same period, equity has not increased by an amount corresponding to at least half of the share capital.

  In all cases, the resolution adopted by the general meeting must be made public.

Article 33 — Liquidation

1.
On the expiry of the duration of the company, or in the case of early dissolution for any reason whatsoever, the company must be put into immediate liquidation, and its name must be followed by the description "company in liquidation".

  The above description, as well as the name of the liquidator(s) must feature on all the deeds and documents issued by the company and intended for third parties.

  The company remains a corporate body for the purposes of liquidation until the close of liquidation.

  Subject to respecting the compulsory binding regulations in force, the liquidation of the company will apply the rules set out below, it being specified that articles L.237-14 to L.237-31 of the "Code de Commerce" will not be applicable.

2.
The shareholders meet at an ordinary general meeting and appoint one or several liquidators from amongst them or from elsewhere. The duties and the remuneration of the liquidators are laid down by the shareholders.

  Such appointment puts an end to the duties of the Directors and statutory auditors.

  The ordinary general meeting may always dismiss or replace the liquidators and extend or restrict their powers.

  The term of office of the liquidators lasts for the duration of the liquidation, unless specified to the contrary.

  The ordinary general meeting may also appoint inspectors whose tasks and remuneration are determined by it.

3.
The liquidators, jointly or severally, have the most extensive powers to dispose of the assets of the company at the rates and costs and under the conditions they consider appropriate, and to pay off its liabilities.

  However, unless there is unanimous consent on the part of the shareholders, the sale of all or part of the assets of the company in liquidation to any person who had within it the functions of partner in a "société en nom collectif", partner with unlimited liability in a "société en commandite simple" or a "société en commandite par actions", managing director, director, chief executive, supervisory Board member, managing Board member, statutory auditor or inspector, may only take place with the authorisation of the commercial court — the liquidators and the inspectors, if any, having been duly consulted. Furthermore, sale of all or part of the assets of the company in liquidation may not be made to the liquidator, his employees, their spouses, ancestors or descendants.

  Finally, the overall sale of the assets of the company or the contribution of its assets to another company, inter alia through merger, must be authorised by extraordinary general meeting.

  The liquidator(s) may proceed with the distribution of an account payments during liquidation and, at the end of liquidation, with the distribution of the available balance without being bound by any formalities concerning advertisement or the deposit of funds.

  Sums due to shareholders or to creditors that are not claimed by them will be paid to the Caisse des Dépôts et Consignations within a year of the close of the liquidation.

  The liquidator(s), even severally, are authorised to represent the company with regard to third parties, inter alia public or private authorities, as well as to undertake legal action before all courts as plaintiff or defendant.

4.
During liquidation, general meetings are convened as often as necessary where in the interests of the company, without it being necessary to comply with articles L.237-23 et seq. which follow, of the "Code de Commerce".

  General meetings may validly be convened by a liquidator or by shareholders representing at least one tenth of the share capital.

  The meetings are chaired by one of the liquidators or, in the latter's absence, by the shareholder with the highest number of votes. The meetings are conducted under the same conditions regarding quorum and majority that applied prior to the dissolution.

5.
At the end of liquidation, an ordinary general meeting of the shareholders decides on the final liquidation accounts, the discharge of the liquidator(s) and the ending of their term of office.

  They acknowledge, under the same conditions, the closure of liquidation.

  If the liquidators omit to convene the meeting, the president of the commercial court, delivering a summary order ("ordonnance de référé") may, at the request of any shareholder, appoint a representative to convene the meeting.

  If the closing meeting cannot conduct its proceedings, or, if it refuses to approve the liquidation accounts, the commercial court shall pronounce judgement at the request of the liquidator or any interested party.

6.
The net assets, after repayment of the nominal value of the shares, are divided equally among all the shares.

  When reimbursing the share capital, the total amount of taxes that the company would be obliged to withhold at source will be divided among all the shares, without distinction, in proportion to the capital reimbursed to each of them, without it being necessary to take account of the various dates of issue or of the origin of the various shares.

TITLE VIII — DISPUTES

Article 34 —

All disputes which may arise during the duration of the company or during its liquidation, either between the shareholders, or between the company and the shareholders themselves concerning the interpretation or enforcement of the present statuts or generally with regard to company matters, will be referred to the courts having jurisdiction under the conditions laid down by the law.